Exhibit 99.2

Gordon Pointe Acquisition Corp. Completes $125 Million Initial Public Offering

NEW YORK, January 30, 2018 — Gordon Pointe Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 12,500,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $125,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “GPAQU” on January 25. Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant of the Company. Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “GPAQ” and “GPAQW,” respectively.

B. Riley FBR, Inc. is acting as book-running manager and sole underwriter for the offering. The Company has granted the underwriter a 45-day option to purchase up to 1,875,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering was made only by means of a prospectus, copies of which may be obtained from: B. Riley FBR, Inc., Attention: Prospectus Department, 1300 14th Street North, Suite 1400, Arlington, VA 22209, or by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 24, 2018. The offering was initially scheduled to close on January 29, 2018, however, closing was briefly delayed to enable the satisfaction of all closing conditions under the underwriting agreement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Gordon Pointe Acquisition Corp.

Gordon Pointe Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with one or more businesses or assets. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on businesses in the financial technology sector or related financial services or technology sectors.

Contact:

James J. Dolan

Chief Executive Officer

Gordon Pointe Acquisition Corp.

jdolan@gordonpointe.com

(412) 960-4687

Media Contact

Jack Horner, 267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the the anticipated use of the net proceeds of the offering. No assurance can be given that the the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.